                                  EXHIBIT (13)
                    The Santa Barbara Group of Mutual Funds
                        333 S. Grand Avenue, Suite 4075
                         Los Angeles, California 90071


                               September 20, 1996

Claire Miner-McMahon, Trustee
Patrick S. Steele, Trustee
L. David Tisdale, Trustee
Starbuck Tisdale & Associates, Inc.,
Pension and Profit Sharing Fund
111 West Micheltorea Street, Suite 210
Santa Barbara, California 48009

Dear Messers Tisdale and Bull:

     The Santa Barbara Group of Mutual Funds, Inc. (the "Company") hereby accepts your offer to purchase 13,400.8 shares of Starbuck Tisdale Growth and Income Fund at a price of $10.00 per share for an aggregate purchase price of $134,008. This agreement is subject to the understanding that you have no present intention of selling or redeeming the shares so acquired.

     Any redemption of these shares by you will be reduced by a pro rata portion of any then unamortized organization expenses of the Company. This proration will be calculated by dividing the number of shares to be redeemed by the aggregate number of shares held which represent the initial capital of the Company.

                                    Sincerely,


                                    --------------------------
                                    Steven Y. Ascher
                                    Chief Executive Officer
                                    Santa Barbara Group
                                    of Mutual Funds, Inc.


Accepted:    Starbuck Tisdale & Assoc. Pension &
             Profit Share Plan

             -----------------------------------
             Claire Miner-McMahon
             Trustee

             -----------------------------------
             Patrick S. Steele, Trustee

             -----------------------------------
             L. David Tisdale, Trustee